Exhibit 10.17

VICARIOUS SURGICAL

INC.

June 2, 2021

David Styka

220 Eastview Dr., PO Box 184

Tahoe City, CA 96145

Dear David:

This letter is to re-confirm your agreement to serve as the Executive Chairman of the Board of Directors of Vicarious Surgical (the “Company”). This letter will set forth the terms and conditions of your service as Executive Chairman of the Board of Directors of the Company which commenced on October 18th, 2020 (the “Effective Date”).

In consideration for your agreement to serve as Executive Chairman of the Board of Directors of the Company, you acknowledge that you were granted, by vote of the Company’s Board of Directors, options to purchase 386,016 shares of Common Stock pursuant to a separate stock option agreement. These shares of Common Stock will vest in equal amounts monthly over a four-year period and are a part of your Executive Chairman director fee (the “Executive Chairman Director Fee”). The options will have an exercise price equal to the fair market value of one share of Common Stock on the date of grant.

In addition, the Company will provide you with an annual director fee, (the “Annual Director Fee”) in the amount of $66,000.00, payable in equal monthly instalments of $5,500, each in arrears on the last day of each month, as consideration for your service as Executive Chairman of the Board of Directors of the Company.

We will reimburse you for all of your reasonable and documented out-of-pocket expenses incurred in connection with your service as Executive Chairman of the Board of Directors of the Company.

As Executive Chairman of the Board of Directors of the Company, all services rendered under this Agreement shall be performed as an “independent contractor” and you will not be deemed to be an employee of the Company for any purposes by virtue of this Agreement. As such, you shall be solely responsible for the payment and/or withholding of all federal, state, or local income taxes, social security taxes, unemployment taxes, and any and all other taxes relating to the compensation earned under this Agreement. You shall not, in your capacity as Executive Chairman of the of the Board of Directors of the Company, enter into any agreement or incur any obligations on the Company’s behalf, without appropriate action of the Company’s full Board of Directors.

You agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.

You agree that you will not disclose any Proprietary Information to any person or entity other than employees or advisors of the Company or use the same for any purposes (other than in the performance of your duties as Executive Chairman of the Board of Directors of the Company) without written approval by an officer of the Company, either during or after your service as Executive Chairman of the Board of Directors of the Company, unless and until such Proprietary Information has become public knowledge without your fault.

You also agree that any materials containing Proprietary Information which shall come into your custody or possession shall be and are the exclusive property of the Company to be used only in the performance of your Board duties as Chairman of the Board of Directors. All such materials or copies thereof and all tangible property of the Company in your custody or possession shall be delivered to the Company upon the earlier of (i) our request or (ii) termination of your service as Executive Chairman of the Board of Directors of the Company. After such delivery, you shall not retain any such materials or copies thereof or any such tangible property.

You agree that your obligations not to disclose or to use Proprietary Information and materials containing Proprietary Information and to return materials and tangible property also extend to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to you or the Company.

You acknowledge and agree that the provisions set forth in the paragraphs five through eight, inclusive, of this letter shall survive any termination of this letter and the termination of your service as Executive Chairman of the Board of Directors of the Company. This letter shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.

If the terms of your service as Executive Chairman of the Board of Directors of the Company as set forth herein are acceptable, please sign where indicated below. Please return to me a signed copy of this letter. We look forward to your participation as Executive Chairman of our Board of Directors.

Sincerely,

VICARIOUS SURGICAL INC.

By:	/s/ Adam Sachs
Name:	Adam Sachs
Title:	President

I accept the above agreement:

/s/ David Styka
Name: David Styka